Exhibit 99.1

Particle Drilling Technologies, Inc. Announces Second Fiscal Quarter Results

Monday, May 9, 2005 4:18 pm CT

HOUSTON—(BUSINESS WIRE)—May 9, 2005—Particle Drilling Technologies, Inc. (PDRT.OB) today announced financial results for the second fiscal quarter ended March 31, 2005. The financial results reflect the Company’s status as a development stage company generating no revenue, its continued research and development activities and its recapitalization and subsequent sale of $18 million of common stock in February 2005.  The following is a summary of the quarterly and year to date results:

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Loss from operations	(1,228,197)	(838,987)	(2,104,390)	(1,226,703)
Net loss	(1,159,730)	(846,449)	(2,042,475)	(1,234,165)
Net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.10)	$(0.11)

The Company’s President and Chief Executive Officer, John Schiller, commented, “Our Company achieved several milestones this quarter and we remain on target to complete the development of the patented Particle Impact Drilling (PID) technology.  In January, we completed the merger with Medxlink Corp., thereby becoming a publicly traded company.  We completed a successful round of financing in February with a group of institutional investors who purchased $18 million of our common stock.  In March, we completed the first phase of a two phase test on our patented PID bit at the TerraTek Drilling Research Laboratory in Salt Lake City.  The second phase of that test is scheduled for early June 2005.  We expect to then take the complete PID system to GTI Catoosa in July to run a full scale PID system shakedown.”

Mr. Schiller went on to say, “Our financial results for the quarter were in line with our expectations and we continue to be encouraged by the ongoing research and development activities around our patented PID technology.”

The Company will have a conference call tomorrow, on Tuesday, May 10, 2005, at 8:00 a.m. central time to discuss the financial results and to provide a general technology update.  Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 866-760-7291, requiring passcode 755474.

A recording of the conference call will be available on the Company’s website at www.particledrilling.com beginning Wednesday, May 11, 2005 until the close of business Tuesday, May 31, 2005.

About Particle Drilling Technologies, Inc.

PDTI is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  PDTI’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.  PDTI is headquartered in Houston, Texas.

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	807,247	91,800	990,403	124,421
General and administrative	420,950	747,187	1,113,987	1,102,282
Total operating expenses	1,228,197	838,987	2,104,390	1,226,703
Loss from operations	(1,228,197)	(838,987)	(2,104,390)	(1,226,703)
Other income (expenses)
Interest income	45,377	—	45,377	—
Gain on debt extinguishment	26,990	—	26,990	—
Interest expense	(3,900)	(7,462)	(10,452)	(7,462)
Total other income (expenses)	68,467	(7,462)	61,915	(7,462)
Net loss	$(1,159,730)	$(846,449)	$(2,042,475)	$(1,234,165)
Net loss per common share, basic and diluted	$(0.05)	$(0.07)	$(0.10)	$(0.11)
Weighted average number of common shares outstanding, basic and diluted	21,581,538	11,598,061	19,912,443	11,429,785

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

	March 31, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,103,334	$20,363
Prepaid expenses	98,617	110,535
Total current assets	14,201,951	130,898
Property, plant & equipment, net	750,875	451,825
Intangibles, net	967,473	982,612
Other assets	395,233	5,250
Total assets	$16,315,532	$1,570,585
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$689,807	$864,177
Short-term notes payable	72,422	351,195
Accrued expenses	161,439	216,553
Total current liabilities	923,668	1,431,925
Long-term debt	14,914	20,201
Commitments and Contingencies
Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 27,248,094 issued and 24,248,094 oustanding at March 31, 2005, and 18,095,447 issued and oustanding at September 30, 2004	27,248	18,095
Additional paid-in capital	22,765,961	3,974,148
Treasury stock at cost, 3,000,000 and -0- at March 31, 2005 and September 30, 2004, respectively	(1,500,000)	—
Deficit accumulated during the development stage	(5,916,259)	(3,873,784)
Total stockholders’ equity	15,376,950	118,459
Total liabilities and stockholders’ equity	$16,315,532	$1,570,585

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(2,042,475)	$(1,234,165)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on debt extinguishment	(26,990)	—
Depreciation and amortization expense	120,466	38,980
Short-term note issued for services	—	44,000
Common stock issued for services	(66,500)	368,000
Warrants issued for services	57,999	—
Stock-based employee compensation	161,800	—
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	11,918	—
decrease in other current assets	—	7,500
Increase (decrease) in accounts payable	(153,889)	4,542
Increase (decrease) in accrued liabilities	(55,114)	37,158
Net cash used in operating activities	(1,992,785)	(733,985)
Cash flows from investing activities:
Payments to purchase property and equipment	(394,271)	—
Proceeds from sale of property and equipment	—	—
Payments to purchase intangibles	(10,106)	(116,472)
Payments to purchase other assets	(389,983)	—
Payments issued for note receivable	—	(24,447)
Payments issued for note receivable - related party	—	(39,283)
Net cash used in investing activities	(794,360)	(180,202)
Cash flows from financing activities:
Proceeds from issuance of common stock	18,647,666	973,527
Purchases of treasury stock	(1,500,000)	—
Proceeds from issuance of convertible notes	—	—
Repayments of notes payable	(277,550)	(39,647)
Proceeds from borrowings under loan agreements - related parties	—	—
Repayment of borrowings under loan agreements - related parties	—	(23,195)
Net cash provided by financing activities	16,870,116	910,685
Net increase in cash and cash equivalents	14,082,971	(3,502)
Cash and cash equivalents - beginning of period	20,363	3,502
Cash and cash equivalents - end of period	$14,103,334	—

Contact:

For further information please contact:  J. Chris Boswell, Chief Financial Officer, Particle Drilling Technologies, Inc. +1-713-223-303 x204, cboswell@particledrilling.com.